Exhibit 10.1

EMCORE CORPORATION
DIRECTORS’ COMPENSATION POLICY
(Effective January 1, 2016)
Directors of EMCORE Corporation (the “Company”) who are not employed by the Company or one of its subsidiaries (“non-employee directors”) are entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. The Board has the right to amend this policy from time to time.

Cash Compensation
All Board Members
Annual Cash Retainer	$37,000
Board Committee Chairpersons
Annual Audit Committee Chairperson Retainer	$20,000
Annual Compensation Committee Chairperson Retainer	$9,500
Annual Nominating Committee Chairperson Retainer	$8,000
Annual Strategy and Alternatives Committee Chairperson Retainer	$8,000
Other Board Committee Members
Annual Audit Committee Member Retainer	$10,000
Annual Compensation Committee Member Retainer	$5,000
Annual Nominating Committee Member Retainer	$3,000
Annual Strategy and Alternatives Committee Member Retainer	$3,000

Equity Compensation
Annual Equity Award	$54,000
Annual Chairperson Equity Award	$42,500

Cash Compensation
Each non-employee director will be entitled to an annual cash retainer while serving on the Board in the amount set forth above (the “Annual Cash Retainer”). A non-employee director who serves as the Chairperson of the Audit Committee, the Compensation Committee, the Nominating Committee or the Strategy and Alternatives Committee of the Board will be entitled to an additional annual cash retainer while serving in that position in the applicable amount set forth above (an “Additional Committee Chair Retainer”). A non-employee director who serves as a member of the Audit Committee, the Compensation Committee, the Nominating Committee or the Strategy and Alternatives Committee of the Board (but is not Chairperson of such Board committee) will be entitled to an additional annual cash retainer while serving in that position in the applicable amount set forth above (an “Additional Committee Member Retainer”).
The amounts of the Annual Cash Retainer, Additional Committee Chair Retainer and Additional Committee Member Retainer reflected above are expressed as annualized amounts. These retainers will be paid on a quarterly basis, at the end of each quarter in arrears, and will be pro-rated if a non-employee director serves (or serves in the corresponding position, as the case may be) for only a portion of the quarter (with the proration based on the number of calendar days in the quarter that the director served as a non-employee director or held the particular position, as the case may be).

Equity Compensation
Annual Equity Award
On January 15th of each calendar year (beginning with the 2017 calendar year), each non-employee director then in office will automatically be granted an award of fully vested shares of the Company’s common stock (an “Annual Equity Award”) determined by dividing (1) the Annual Equity Award grant value set forth above by (2) the per-share closing price of the Company’s common stock on the grant date (rounded down to the nearest whole share). If, for any year, January 15th is not a Trading Day (as defined below), the grant date of the Annual Equity Award shall be the first Trading Day following January 15th. Each Annual Equity Award will be fully vested on the date of grant.
If a non-employee director serves on the Board for only a portion of the calendar year preceding the grant date of the Annual Equity Award (e.g., the 2016 calendar year for the Annual Equity Award to be granted on January 15, 2017), such non-employee director will automatically be entitled to a pro-rata portion of the Annual Equity Award (a “Pro-Rata Annual Equity Award”) determined by dividing (1) a pro-rata portion of the Annual Equity Award grant value set forth above by (2) the per-share closing price of the Company’s common stock on the grant date (rounded down to the nearest whole share). The pro-rata portion of the Annual Equity Award grant value for purposes of a Pro-Rata Annual Equity Award will equal the Annual Equity Award grant value set forth above multiplied by a fraction (not greater than one), the numerator of which is the number of whole months in the prior calendar year during which the director served as a non-employee director, and the denominator of which is 12. Each Pro-Rata Annual Equity Award will be fully vested on the date of grant.
Annual Chairperson Equity Award
On January 15th of each calendar year (beginning with the 2017 calendar year), each non-employee director then serving as the Chairperson of the Board will automatically be granted an additional award of fully vested shares of the Company’s common stock (an “Annual Chairperson Equity Award”) determined by dividing (1) the Annual Chairperson Equity Award grant value set forth above by (2) the per-share closing price of the Company’s common stock on the grant date (rounded down to the nearest whole share). If, for any year, January 15th is not a Trading Day, the grant date of the Annual Chairperson Equity Award shall be the first Trading Day following January 15th. Each Annual Chairperson Equity Award will be fully vested on the date of grant.
If a non-employee director serves as Chairperson of the Board for only a portion of the calendar year preceding the grant date of the Annual Chairperson Equity Award (e.g., the 2016 calendar year for the Annual Chairperson Equity Award to be granted on January 15, 2017), the Chairperson of the Board will automatically be entitled to a pro-rata portion of the Annual Chairperson Equity Award (a “Pro-Rata Annual Chairperson Equity Award”) determined by dividing (1) a pro-rata portion of the Annual Chairperson Equity Award grant value set forth above by (2) the per-share closing price of the Company’s common stock on the grant date (rounded down to the nearest whole share). The pro-rata portion of the Annual Chairperson Equity Award grant value for purposes of a Pro-Rata Annual Chairperson Equity Award will equal the Annual Chairperson Equity Award grant value set forth above multiplied by a fraction (not greater than one), the numerator of which is the number of whole months in the prior calendar year during which the director served as Chairperson of the Board, and the denominator of which is 12. Each Pro-Rata Annual Chairperson Equity Award will be fully vested on the date of grant.
General
Unless otherwise determined by the Board, each award of shares of common stock will be made under and subject to the terms and conditions of the Company’s 2012 Equity Incentive Plan or any other equity compensation plan approved by the Company’s shareholders and in effect at the time of grant.
As used in this policy, “Trading Day” shall mean a day on which national stock exchanges are open for trading.

Expense Reimbursement
All directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business.